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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2004

iPCS, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-117942; 333-117944 (Commission File Numbers)	36-4350876 (IRS Employer Identification No.)
1901 North Roselle Road, Schaumburg, Illinois (Address of principal executive offices)		60195 (Zip Code)
Registrant's telephone number, including area code (847) 885-2833
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        On September 8, 2004, our wholly owned subsidiary, iPCS Wireless, Inc., entered into an Agreement of Purchase and Sale (the "Agreement") with TCP Communications LLC ("TCP"). Under the terms of the Agreement, we agreed to sell to TCP up to 92 owned telecommunications tower sites. As a condition to closing of the transaction, we and TCP will enter into a Master Leaseback Agreement whereby we will lease space on the tower sites sold to TCP at rates and terms consistent with that of our existing tower leases.

        The tower sites are priced individually under the Agreement with an average sale price of approximately $180,000 per tower. The sale of all 92 tower sites would provide us with gross proceeds of approximately $16.5 million. The purchase price per tower is determined by the annual net operating income (calculated according to the terms of the Agreement) for each of the tower sites actually purchased by TCP, multiplied by 13.3, subject to a minimum aggregate purchase price of $15,056,100 and a maximum aggregate purchase price of $17,000,000.

        Pursuant to the Agreement, TCP has due diligence review periods to evaluate various matters with respect to each tower site. Upon the expiration of such due diligence review periods, TCP will have the right to exclude those tower sites which it determines do not meet the closing conditions set forth in the Agreement. We and TCP will in good faith cooperate in making commercially reasonable efforts to cure any defects with respect to the excluded tower sites. Following a determination of which tower sites will be included in the transaction, we and TCP will consummate the sale and leaseback of the included tower sites at one or more closings prior to June 30, 2005, with the initial closing expected to occur on or before October 15, 2004.

        The Agreement contains customary representations and warranties and customary closing conditions and deliveries. We may terminate the Agreement if TCP (a) fails to purchase fifty towers on or before October 15, 2004 or (b) objects to 10 or more tower sites (on the basis of TCP's review of our ground leases and third party leases only) on or before September 17, 2004, provided in this case we are required to pay TCP a fee equal to the lesser of TCP's actual costs and expenses incurred up to the notice of termination date or $100,000. TCP may terminate the Agreement in the event that we do not present at least fifty towers for closing which meet the closing conditions by December 31, 2004, in which case we would be obligated to pay TCP a fee equal to the lesser of TCP's actual costs and expenses incurred up to its termination or $250,000. Each party has indemnification obligations which survive closing for eighteen months and each party is liable for indemnification claims that exceed a threshold of $167,000 (and then amounts including the threshold), but limited to an aggregate amount of $4,000,000.

        We do not have any relationship with TCP other than with respect to the Agreement.

Item 9.01    Financial Statements and Exhibits

    (c)
    Exhibits

Exhibit No.
10.1	Agreement of Purchase and Sale, dated September 8, 2004, between iPCS Wireless, Inc. and TCP Communications LLC
99.1	Press Release dated September 8, 2004

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.
Date: September 14, 2004	By:	/s/ STEBBINS B. CHANDOR, JR. Name: Stebbins B. Chandor, Jr. Title: Executive Vice President Operations and Chief Financial Officer

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 9.01 Financial Statements and Exhibits
SIGNATURES